SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Territorial Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2015 Annual

Meeting of Shareholders

and Proxy Statement

1132 Bishop Street, Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

April 17, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Territorial Bancorp Inc. The meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, on May 28, 2015, at 8:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company will be present to respond to appropriate questions of stockholders.

As explained in the Proxy Statement, the Board of Directors recommends that you vote for:

▪	Proposal 1: The Election of Directors;
▪	Proposal 2: The Ratification of the Appointment of Moss Adams LLP as our Independent Registered Public Accounting Firm; and
▪	Proposal 3: The Advisory Approval of our Executive Compensation.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Allan S. Kitagawa
Chairman of the Board, President and Chief Executive Officer

2015 Proxy Statement

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1132 Bishop Street, Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

______________________

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

______________________

TIME AND DATE	8:30 a.m. on May 28, 2015

PLACE	1132 Bishop Street, Suite 611
Honolulu, Hawaii

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.

(2) To ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2015.

(3) To consider a nonbinding proposal to approve our executive compensation as described in the proxy statement.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 31, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Vernon Hirata
Corporate Secretary
April 17, 2015

2015 Proxy Statement

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Territorial Bancorp Inc. (the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Territorial Savings Bank (the “Bank”). The annual meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, on Thursday, May 28, 2015, at 8:30 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 24, 2015.

Voting and Proxy Procedure

Who Can Vote at the Meeting. You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 31, 2015. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on March 31, 2015, there were 9,947,692 shares of Company common stock outstanding for voting purposes. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, a record owner of the Company’s common stock for a person who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting. If you were a stockholder as of the close of business on March 31, 2015, you may attend the meeting. However, if your shares of Company common stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank, or other nominee who holds your shares.

Vote Required. A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To be approved, this matter

2015 Proxy Statement	1

requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the nonbinding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or the Board of Directors.

Voting by Proxy. The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date, and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

▪ vote for each of the nominees for director;

▪ vote for ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm; and

▪ vote for the approval of our executive compensation as described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting and you have returned a validly executed proxy card, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan. If you participate in the Territorial Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Territorial Bancorp Inc. common stock through the Territorial Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Territorial Bancorp Inc. common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Territorial Bancorp Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP and 401(k) Plan voting instructions is May 21, 2015.

If you have any questions about voting, please contact Senior Vice President and Director of Investor Relations Walter Ida at (808) 946-1400.

2	2015 Proxy Statement

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts what it believes to be best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by our directors, executive officers, and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “TSB—Investor Relations—Corporate Governance” section of our Web site, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics and Business Conduct will be disclosed in the “TSB—Investor Relations—Corporate Governance” section of our Web site.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, we have established procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits us from retaliating against any director, executive officer, or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

In addition, we have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer, and all officers performing similar functions. A copy of the Code of Ethics for Senior Officers can be found in the “TSB—Investor Relations—Corporate Governance” section of our Web site, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics for Senior Officers will be disclosed in the “TSB—Investor Relations—Corporate Governance” section of our Web site.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2014, the Board of Directors held 12 meetings (not including committee meetings), and our independent directors met nine times in executive session without management present. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

2015 Proxy Statement	3

Committees of the Board of Directors

The following table identifies our Audit, Compensation, and Nominating and Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc. Each of these committees operates under a written charter that is available in the “TSB—Investor Relations—Corporate Governance” section of the Company’s Web site, www.territorialsavings.net.

Nominating
and
	Corporate Governance	Compensation	Audit
	Kirk W. Caldwell *	Kirk W. Caldwell *	Howard Y. Ikeda*
	Francis E. Tanaka	Howard Y. Ikeda	Francis E. Tanaka
	Richard I. Murakami	Richard I. Murakami	Richard I. Murakami
	--	--	David S. Murakami
Number of
Meetings in 2014:	1	5	9

* Denotes Chairperson

Audit Committee. Pursuant to Territorial Bancorp Inc.’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the NASDAQ Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has designated Howard Y. Ikeda as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Territorial Bancorp Inc.’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and Territorial Savings Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chairman of the Board, President and Chief Executive Officer, Allan Kitagawa, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design, and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives, and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

4	2015 Proxy Statement

Nominating and Corporate Governance Committee. Pursuant to Territorial Bancorp Inc.’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our directors attended the 2014 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to strengthen the Company’s governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, alignment on corporate strategy, and a clear and direct channel of communication from senior management to the full Board of Directors. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Director Richard Murakami. The responsibilities of the lead independent director include leading all Board meetings of “nonmanagement” directors. The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board of Directors’ leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors satisfies this responsibility through the review of minutes from each committee regarding such committee’s considerations and actions, through frequent attendance as nonvoting guests at committee meetings and through regular reports directly from officers responsible for oversight of particular risks within our organization. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance, including the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflicts of interest policy to ensure all directors are in compliance with the policy.

2015 Proxy Statement	5

Risks relating to the direct operations of Territorial Savings Bank are further overseen by its Board of Directors, who are the same individuals who serve on the Board of Directors of Territorial Bancorp Inc. The Board of Directors of Territorial Savings Bank also has additional committees that conduct additional risk oversight. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to the organization, such as the requirement that all loan relationships in excess of $5.0 million must be submitted to the Board of Directors Loan Committee for approval, subject to ratification by the full Board of Directors, or to the full Board of Directors for approval.

Stock Ownership

The following table provides information as of March 31, 2015, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 9,947,692 shares of Company common stock issued and outstanding as of March 31, 2015.

	Number of	Percent of Common
Name and Address	Shares Owned	Stock Outstanding
Territorial Savings Bank	968,438	9.7%
Employee Stock Ownership Plan
1132 Bishop St., Suite 2200
Honolulu, Hawaii 96813
EJF Capital LLC (1)	632,588 (1)	6.4%
Emanuel J. Friedman
EJF Financial Services Fund, LP
EJF Financial Services GP, LLC
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Terry Maltese (2)	539,700 (2)	5.4%
Maltese Capital Management LLC
150 East 52nd St., 30th Floor
New York, New York 10022

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2015.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014.

6	2015 Proxy Statement

Proposal 1 — Election of Directors

The Board of Directors of Territorial Bancorp Inc. is presently composed of six members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Allan S. Kitagawa and Richard I. Murakami, both of whom are current directors of the Company and the Bank.

The Board of Directors has determined that each of our directors, with the exception of Chairman of the Board, President and Chief Executive Officer Allan S. Kitagawa, is “independent” as defined in the listing standards of the NASDAQ Stock Market. Mr. Kitagawa is not independent because he is one of our executive officers.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which is required to be reported under “Transactions with Certain Related Persons” below. Director Kirk Caldwell has a mortgage loan and overdraft protection with Territorial Savings Bank. Director David Murakami has a mortgage loan, a home equity line of credit and overdraft protection with Territorial Savings Bank. Director Richard Murakami has a mortgage loan and overdraft protection with Territorial Savings Bank. Director Francis Tanaka has a mortgage loan with Territorial Savings Bank. A daughter of Director Howard Ikeda has a mortgage loan with Territorial Savings Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, and you have returned a validly executed proxy card, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The tables below set forth certain information regarding our directors, nominees proposed by the Board of Directors, and executive officers. Shares beneficially owned include shares of common stock over which a person has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages of common stock owned are based on 9,947,692 shares of Company common stock issued and outstanding as of March 31, 2015.

					Shares	Percent
			Director	Current	Beneficially	of
	Position(s) Held With	Age	Since	Term	Owned as of	Common
Name	Territorial Bancorp Inc.	(1)	(2)	Expires	March 31, 2015	Stock
NOMINEES
Allan S. Kitagawa	Chairman of the Board,	69	1986	2015	330,789 (3)	3.3%
	President and
	Chief Executive Officer
Richard I. Murakami (4)	Director	87	1981	2015	68,265 (5)	*
CONTINUING DIRECTORS
Kirk W. Caldwell	Director	62	2007	2016	70,597 (6)	*
Francis E. Tanaka	Director	69	2011	2016	4,092 (7)	*
Howard Y. Ikeda	Director	69	1988	2017	74,249 (8)	*
David S. Murakami (4)	Director	75	2006	2017	60,316 (9)	*

2015 Proxy Statement	7

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Vernon Hirata	Vice Chairman,	62	--	--	239,096 (10)	2.4%
	Co-Chief Operating Officer,
	General Counsel and
	Corporate Secretary
Ralph Y. Nakatsuka	Vice Chairman and	59	--	--	228,600 (11)	2.3%
	Co-Chief Operating Officer
Karen J. Cox	Senior Vice President-	69	--	--	43,696 (12)	*
	Administration
Richard K.C. Lau	Senior Vice President and	72	--	--	63,058 (13)	*
	Chief Lending Officer
Melvin M. Miyamoto	Senior Vice President and	61	--	--	43,812 (14)	*
	Treasurer
All Directors and Executive Officers		--	--	--	1,226,570	12.3%
as a Group (11 persons)

* Less than 1%.

(1)	As of December 31, 2014.

(2)	Includes services with Territorial Savings Bank.

(3)  Includes 26,340 shares held through the Territorial Savings Bank 401(k) Plan, 6,896 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 10,000 shares owned by Mr. Kitagawa’s spouse, 137,316 stock options that are exercisable within 60 days of March 31, 2015 and 61,372 unvested shares of restricted stock over which Mr. Kitagawa has voting power.

(4)	David S. Murakami and Richard I. Murakami are not related.

(5)  Includes 10,000 shares held in trust, 27,516 stock options that are exercisable within 60 days of March 31, 2015 and 12,277 unvested shares of restricted stock over which Mr. Richard I. Murakami has voting power.

(6)   Includes 27,516 stock options that are exercisable within 60 days of March 31, 2015 and 12,277 unvested shares of restricted stock over which Mr. Caldwell has voting power.

(7)   Includes 1,851 stock options that are exercisable within 60 days of March 31, 2015 and 1,094 unvested shares of restricted stock over which Mr. Tanaka has voting power.

(8)  Includes 3,200 shares held by an individual retirement account, 10,022 shares owned by Mr. Ikeda’s spouse, 27,516 stock options that are exercisable within 60 days of March 31, 2015 and 12,277 unvested shares of restricted stock over which Mr. Ikeda has voting power.

(9)   Includes 900 shares held jointly by David S. Murakami’s spouse and his children, 27,516 stock options that are exercisable within 60 days of March 31, 2015 and 12,277 unvested shares of restricted stock over which Mr. David S. Murakami has voting power.

(10)   Includes 36,029 shares held through the Territorial Savings Bank 401(k) Plan, 6,896 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 15,600 shares held in trust, 355 shares owned by Mr. Hirata’s spouse, 102,620 stock options that are exercisable within 60 days of March 31, 2015 and 40,504 unvested shares of restricted stock over which Mr. Hirata has voting power.

(11)  Includes 6,896 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 97,620 stock options that are exercisable within 60 days of March 31, 2015 and 35,595 unvested shares of restricted stock over which Mr. Nakatsuka has voting power.

(12)   Includes 13,280 shares held through the Territorial Savings Bank 401(k) Plan, 5,753 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 500 shares held as trustee for two grandchildren, 13,016 stock options that are exercisable within 60 days of March 31, 2015 and 4,913 unvested shares of restricted stock over which Ms. Cox has voting power.

(13)   Includes 10,910 shares held through the Territorial Savings Bank 401(k) Plan, 6,275 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 1,500 shares held by a corporation, 13,016 stock options that are exercisable within 60 days of March 31, 2015 and 4,913 unvested shares of restricted stock over which Mr.

(14)   Includes 14,191 shares held through the Territorial Savings Bank 401(k) Plan, 5,707 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 13,016 stock options that are exercisable within 60 days of March 31, 2015 and 4,913 unvested shares of restricted stock over which Mr. Miyamoto has voting power.

8	2015 Proxy Statement

The Board of Directors Recommends a

Vote “FOR” the Election of All Nominees

The business experience for at least the past five years of each of our directors and nominees proposed by the Board of Directors is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes, or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Territorial Savings Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

All of the nominees and directors continuing in office are long -time residents of the communities served by Territorial Bancorp Inc. and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in Territorial Bancorp Inc.’s market area, an understanding of the general real estate market, values and trends in such communities, and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, Territorial Bancorp Inc. believes that the local knowledge and experience of its directors assists Territorial Bancorp Inc. in assessing the credit and banking needs of its customers, developing products and services to better serve its customers, and assessing the risks inherent in its lending operations, and provides Territorial Bancorp Inc. with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings, and community development efforts of competing institutions which, in turn, assists Territorial Bancorp Inc. in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Allan S. Kitagawa

Allan S. Kitagawa has served as Chairman of the Board and Chief Executive Officer of Territorial Savings Bank since 1986, and was named President in 2007. Mr. Kitagawa worked with American Savings and Loan Association from 1974 to 1986, including service as Executive Vice President and Chief Executive Officer of the Hawaii Division. Mr. Kitagawa is a Certified Public Accountant. Under Mr. Kitagawa’s leadership, Territorial Savings Bank has grown significantly while Territorial Savings Bank’s conservative lending practices have resulted in continued low levels of nonperforming assets.

Richard I. Murakami

Richard I. Murakami is the retired President of a major building, material and bonding company and previously was employed for 20 years as a Vice President of a Hawaii based commercial bank. Mr. Murakami is a well-known and respected member of the Japanese-American community. He also provides insight into the traditional savings and loan depositor as these customers constitute a significant part of the customer base of Territorial Savings Bank

2015 Proxy Statement	9

Directors Continuing in Office

The following directors have terms ending in 2016:

Kirk W. Caldwell

Kirk W. Caldwell was elected Mayor of the City and County of Honolulu in November 2012, and took office January 2, 2013. He previously held this position as acting Mayor from July 2010 to October 2012. Mr. Caldwell served as Managing Director of the City and County of Honolulu, Hawaii, from January 2009 until July 2010. Mr. Caldwell was Of Counsel to the law firm of Ashford & Wriston from 2011 until December 31, 2012, where he had worked from 1984 until 2009, including as partner. Much of his practice consisted of representing financial institutions, including Territorial Savings Bank. Prior to his appointment as Managing Director of the City and County of Honolulu, Mr. Caldwell also served as the majority leader of the State of Hawaii House of Representatives, and had served as a state representative since 2002. Mr. Caldwell provides the Board of Directors with a significant understanding of the communities in which we operate.

Francis E. Tanaka

Francis E. Tanaka retired in 2001 as the Executive Vice President – Controller of Haseko (Hawaii), Inc., the U.S. subsidiary of a large Japanese publicly-traded company that is in the engineering, construction, real estate development, investment, and property management business throughout the world. For 18 years, Mr. Tanaka was in charge of the financial management of the Hawaii subsidiary, which does residential, office, and commercial development in Hawaii. Prior to that, he was controller of a construction company. He is a Certified Public Accountant and was employed by national and local certified public accounting firms early in his career. He continues to perform limited tax services and business consulting in his retirement. Mr. Tanaka’s financial and accounting background, including supervision and preparation of financial statements for a Securities and Exchange Commission-registered real estate venture of the Hawaii subsidiary, adds depth to the Audit Committee. He also provides the Board of Directors with knowledge of real estate development in Hawaii and of Japanese companies doing business in Hawaii.

The following directors have terms ending in 2017:

Howard Y. Ikeda

Howard Y. Ikeda is the President of Ikeda and Wong, CPA, Inc., an independent public accounting firm in the State of Hawaii. Mr. Ikeda is a Certified Public Accountant licensed to practice in the State of Hawaii. He has been in public accounting for over 40 years. Mr. Ikeda’s professional and business experience provide the Board of Directors with valuable insight into the accounting issues Territorial Bancorp Inc. faces and in assessing strategic transactions involving Territorial Bancorp Inc. and Territorial Savings Bank. His experience as a Certified Public Accountant qualifies him to be a member of the Audit Committee as a “financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission.

David S. Murakami

David S. Murakami was a Certified Residential Appraiser in the State of Hawaii, and was the owner of DSM Appraisal Company from 1982 until 2011, when he retired. Mr. Murakami previously worked as a Senior Vice President-Loan Administrator with financial institutions in the State of Hawaii beginning in 1962. Mr. Murakami’s employment experience, both with financial institutions and as a Certified Residential Appraiser, gives him extensive insights into Territorial Savings Bank’s challenges and opportunities in its overall operations and lending activities. He is also well-known in the local community as he was a long-time assistant coach for the highly visible University of Hawaii-Manoa baseball program.

10	2015 Proxy Statement

Proposal 2 — Ratification of Independent

Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Moss Adams LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by stockholders. A representative of Moss Adams LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of Moss Adams LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

Even if the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of the Company and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm.

KPMG LLP was previously the independent registered public accounting firm for the Company. On April 9, 2015, the firm was dismissed as the Company’s independent registered public accounting firm. The decision to dismiss KPMG LLP was approved by the Audit Committee of the Company.

During the years ended December 31, 2014 and 2013 and the subsequent interim period through April 9, 2015, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K, except that KPMG LLP advised the Company of the following material weaknesses noted below.

The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG LLP’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to the Company’s (1) risk assessment processes for effective identification of financial reporting risks and controls, (2) investment securities policies and processes, and (3) income tax policies and procedures.

A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

2015 Proxy Statement	11

Audit Fees

The following table sets forth the fees to Moss Adams LLP for the years ended December 31, 2014 and 2013.

	2014	2013
Audit fees	$ --	$ --
Audit-related fees	$ --	$ --
Tax fees	$ --	$ --
All other fees (1)	$ 144,200	$ --

(1) All other fees relate to an internal audit of information technology and assistance with an internal controls risk assessment.

The following table sets forth the fees to KPMG LLP for the years ended December 31, 2014 and 2013.

	2014	2013
Audit fees (1)	$ 549,000	$ 388,100
Audit-related fees (2)	$ 69,500	$ 65,700
Tax fees (3)	$ 31,400	$ 77,500
All other fees	$ --	$ --

(1) Audit fees relate to the audit of Territorial Bancorp Inc.’s consolidated financial statements, the audits of internal controls over financial reporting, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q and regulatory and statutory engagements related to the aforementioned statements, and to Securities and Exchange Commission registration statements.

(2)	Audit-related fees pertain to the audit of the financial statements of certain employee benefit plans.

(3)	Tax fees consist of tax return preparation and other tax matters.

Pre-Approval of Services by the Independent

Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter and written policy, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm, or such services can be performed in accordance with the Audit Committee’s written pre-approval policy. Such approval process ensures that the external auditor does not provide any non-audit services to us that are prohibited by law or regulation.

Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During each of the years ended December 31, 2014 and 2013, 100% of audit-related fees and tax fees paid to KPMG LLP were approved, in advance, by the Audit Committee, and 100% of the fees paid to Moss Adams LLP were either approved, in advance, by the Audit Committee or pre-approved under the Audit Committee’s written pre-approval policy.

12	2015 Proxy Statement

Proposal 3 — Advisory (Nonbinding)

Vote on Executive Compensation

Based upon a board determination that considered the advice of stockholders at our 2011 Annual Meeting of Stockholders, stockholders are annually being given the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal. Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters related to the results of the audit in accordance with PCAOB Standard No. 16, Communications with Audit Committees; Related Amendments to PCAOB Standards and Transitional Amendments to PCAOB AU 380.

2015 Proxy Statement	13

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

14	2015 Proxy Statement

Audit Committee of the Board of Directors

of Territorial Bancorp Inc.

Howard Y. Ikeda (Chairman)

David S. Murakami

Richard I. Murakami

Francis E. Tanaka

Information about Executive Officers

The following provides information regarding our
executive officers who are not directors of the Company.

Vernon Hirata

Vernon Hirata has served as Territorial Savings Bank’s Vice Chairman, Co -Chief Operating Officer, General Counsel and Corporate Secretary since 2007. Mr. Hirata joined Territorial Savings Bank in 1986 as Senior Vice President/General Counsel, and was named Executive Vice President/ General Counsel and Corporate Secretary in 1987. Previously, Mr. Hirata was employed at American Savings and Loan Association from 1978 to 1986, including service as Senior Vice President and Staff Attorney.

Ralph Y. Nakatsuka

Ralph Y. Nakatsuka joined Territorial Savings Bank in 2007 as Vice Chairman and Co-Chief Operating Officer, and was employed at American Savings Bank from 1980 to 2007, including service as Executive Vice President of Lending and Chief Lending Officer from 1997 to 2007 and Chief Financial Officer from 1987 to 1997. Mr. Nakatsuka is a Certified Public Accountant.

Karen J. Cox

Karen J. Cox has served as Senior Vice President of Administration of Territorial Savings Bank since 1984, and has been employed by Territorial Savings Bank since 1968. Ms. Cox previously worked with other financial institutions in the State of Hawaii beginning in 1964.

Richard K.C. Lau

Richard K.C. Lau has served as Senior Vice President and Chief Lending Officer of Territorial Savings Bank since 1985. Mr. Lau was employed at other financial institutions in the State of Hawaii beginning in 1970.

Melvin M. Miyamoto

Melvin M. Miyamoto has served as Senior Vice President and Treasurer of Territorial Savings Bank since 1986, and has been employed by Territorial Savings Bank since 1984. Mr. Miyamoto is a Certified Public Accountant.

2015 Proxy Statement	15

Executive Compensation

Director Fees

Each of Territorial Savings Bank’s outside directors receives an annual retainer for board meetings of $32,650 per year and an annual retainer for committee meetings of $2,450 per year. Each of Territorial Bancorp Inc.’s outside directors receives an annual retainer for board meetings of $5,100 per year and an annual retainer for committee meetings of $615 per year. The retainer fees are increased to the following amounts for the following committees: the Chairman of Territorial Savings Bank’s Audit Committee receives a committee retainer of $2,650 and the Chairman of Territorial Bancorp Inc.’s Audit Committee receives a committee retainer of $8,570; the Chairman of Territorial Savings Bank’s Compensation Committee receives a committee retainer of $4,900; and the Chairman of Territorial Bancorp Inc.’s Compensation Committee receives a committee retainer of $1,225. Receipt of full retainer payments is based upon a director attending at least 75% of board or committee meetings, as applicable, with reductions for the failure to attend such number of board or committee meetings.

The following table sets forth for the year ended December 31, 2014, certain information as to the total remuneration we paid to our directors. Mr. Kitagawa does not receive separate fees for service as a director.

Director Compensation Table for the Year Ended December 31, 2014

	Fees earned or	All other
Name	paid in cash ($)	compensation (1)	Total ($)
David S. Murakami	40,812	11,294	52,106
Richard I. Murakami	40,812	11,294	52,106
Howard Y. Ikeda	48,960	11,294	60,254
Kirk W. Caldwell	43,872	11,294	55,166
Francis E. Tanaka	40,812	1,006	41,818

(1)	Amounts represent cash dividends paid on shares of unvested restricted stock.

At December 31, 2014, Directors David Murakami, Richard Murakami, Ikeda, and Caldwell each had 12,277 shares of unvested restricted stock, and Director Tanaka had 1,094 shares of unvested restricted stock. In addition, at December 31, 2014, Directors David Murakami, Richard Murakami, Ikeda, and Caldwell each had 27,516 vested stock options and 13,759 unvested stock options. Director Tanaka had 1,851 vested stock options and 1,234 unvested stock options.

On August 19, 2010, directors David Murakami, Richard Murakami, Ikeda and Caldwell were each granted 36,821 shares of restricted stock and 41,275 stock options with an exercise price of $17.36 per option. Shares of restricted stock and options vest at a rate of one-sixth per year beginning August 19, 2011.

On August 19, 2012, director Tanaka was granted 2,735 shares of restricted stock and 3,085 stock options with an exercise price of $23.62 per option. Shares of restricted stock and options vest at a rate of one-fifth per year beginning August 19, 2012.

The Company has no stock ownership guidelines for directors. However, each director must retain 50% of each restricted stock or stock option award (net of taxes) until their service on the Board ends.

16	2015 Proxy Statement

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes our 2014 executive compensation program, as well as certain aspects of the 2015 program. Our compensation program and practices are designed to reward our executives based on our performance against our short-term goals as well as in a manner intended to enhance the long-term value of the Company and reduce excess risk. In particular, the following pages explain the process, objectives, and structure of the executive compensation decisions undertaken by our Compensation Committee and our Board of Directors for 2014 and 2015. This CD&A is intended to be read in conjunction with the tables beginning on page 34 below, which provide detailed historical compensation information for our “named executive officers,” described below.

For 2014, our named executive officers are:

Name	Title
Allan S. Kitagawa	Chairman of the Board, President, and Chief Executive Officer
Melvin M. Miyamoto	Senior Vice President and Treasurer
Vernon Hirata	Vice Chairman, Co-Chief Operating Officer, General Counsel, and Corporate Secretary
Ralph Y. Nakatsuka	Vice Chairman and Co-Chief Operating Officer
Richard K.C. Lau	Senior Vice President and Chief Lending Officer

2015 Proxy Statement	17

I. Executive Summary

Management Say on Pay Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2014 annual stockholders meeting. The results were that 53% of the stockholders who voted on our Say on Pay proposal voted in favor of it.

Based on those results, we, with the support of our compensation consultant, McLagan, outside counsel, Luse Gorman, the Company’s proxy solicitor, D.F. King (formerly Phoenix Advisors), and management, began evaluation of our executive compensation program. Following our annual shareholders’ meeting in 2014, management continued our institutional stockholder outreach in 2014 to our 19 largest stockholders. At that time, this group represented 35% of our outstanding shares of common stock. Seven of the firms discussed with us their say-on-pay vote and the rationale behind their vote. These results were shared with the entire Board.

What We Heard

Common themes raised by our institutional investors were their perception that our performance measures should be more difficult to achieve, our incentive pay should be better aligned with our stock performance, and our primary performance measure for our annual and long-term incentive plans should not be the same.

What We Did

▪  Enhanced the level of difficulty in our incentive programs by moving target performance measures under our Annual Incentive Plan from the 50th percentile of peers to the 75th percentile of peers.

▪  Incorporated stock price into our 2014 Long Term Incentive Plan by adding a relative Total Shareholder Return component. Enhanced the difficulty of the long term incentive plan by moving the target of the 2014 Long Term Incentive Plan to the 75th percentile of our peers.

▪  Gave greater recognition to the importance of long-term performance by increasing the portion of incentive pay attributable to the Long Term Incentive Plan to 55% of the incentive pay opportunity.

▪  Eliminated overlapping performance measures in the short- and long-term incentive plans by changing the Return on Average Assets component of the Long Term Incentive Plan to Return on Average Equity beginning with the 2015 Long Term Incentive Plan.

How Are We Doing This

For fiscal year 2014, we made it more difficult for our Named Executive Officers to receive payments under our Annual Incentive Performance (“AIP”) Plan. We moved the target levels for both performance measures under this plan from the 50th percentile to the 75th percentile. These changes were made retroactively so as to immediately raise the bar for our annual incentive compensation awards.

18	2015 Proxy Statement

For fiscal year 2014, we established long-term performance measures as a separate Long-Term Incentive Plan (“LTIP”). We added total shareholder return to the LTIP Plan, and the first opportunity for payment based upon this metric will be in 2016 based on our two-year performance for 2014 and 2015. The maximum incentive compensation that could be received for the year ended December 31, 2014 has been reduced by the portion attributable to total shareholder return. Also for the 2014 LTIP we increased the target level of performance from the 50th percentile to the 75th percentile for the return on average assets (ROAA) metric.

For fiscal year 2015, we have decided to replace the ROAA metric included in our LTIP with return on average equity (ROAE), also calculated over a three-year period. The ROAE measurement is the second most common performance measure among all community banks after ROAA. The change will be based upon our average ROAE for the three-year period beginning January 1, 2015 through December 31, 2017. We are maintaining ROAA as a metric in our AIP Plan, such that the two plans have different performance measures.

The graphic below illustrates how awards are earned and delivered to participants in 2014 and 2015. The cash-based Annual Incentive Plan (AIP) constitutes 45% of the variable opportunity. The Long-term Incentive Plan (LTIP) constitutes 55% of the annual opportunity. The AIP and LTIP award values are determined based on corporate performance. The AIP payment is conditioned on positive net income for the Company. All financial metrics in both the AIP and LTIP are compared to peer performance. Target performance for the AIP is set at the 75th percentile of peer performance. Threshold and maximum performance are set at the 35th and 85th percentile, respectively. The total shareholder return (TSR) metric in the LTIP is also compared to peer performance, with target performance set at the 50th percentile of peer performance. Threshold and maximum performance is set at the 25th and 75th percentile, respectively.

2015 Proxy Statement	19

Corporate Governance Changes Related to Executive Compensation

The Board has adopted the following corporate governance measures related to compensation for Named Executive Officers:

1.   Clawback for performance-based compensation (both short-term and long-term).

2.   Stock ownership guidelines (three times (3x) base salary for our Chief Executive Officer and two times (2x) base salary for all other Named Executive Officers). In addition, the Company retains its stock retention requirement for insiders of 50% of granted restricted stock, net of stock sold for taxes, until separation from the Company.

3.   No single-trigger payment provisions in any new employment or change in control agreements (for both cash and equity payments).

4.   No excise tax gross-up provisions in any new employment or change in control agreements.

In addition for all insiders:

▪	No re-pricing of stock options; and
▪	No pledging of stock.

What were the 2014 key performance highlights?

Financial Highlights

In 2014, we used ROAA as our primary performance measure. We consider ROAA to be the most common measurement of profitability for banks and thrifts. This chart compares the changes in ROAA to the changes in total shareholder return as reported by SNL Financial.

20	2015 Proxy Statement

Our quarterly dividend increased to $0.16 per share by the end of 2014. This dividend has steadily increased from our first dividend of $0.05 per share in September 2010, which was approximately 14 months after we went public in July 2009. We also declared a special dividend of $0.10 per share in November 2014, the third year in a row we were able to do so. Combined with the four quarterly dividends we paid in 2014, this increased our total dividends paid in 2014 to $0.70 per share compared to $0.62 per share in 2013, an increase of 13%.

We continued with our stock repurchase program. From the beginning of our first repurchase program in September of 2010 through the end of 2014, we have purchased 2,749,789 or 22.5% of the original 12,233,125 shares of stock issued. On December 4, 2014, we announced the adoption of our sixth repurchase program.

How have base salaries changed in recent years?

▪ For 2014, there was no increase in the base salaries for the Chief Executive Officer and the Co-Chief Operating Officers. The other Named Executive Officers received a 2% increase in their base salary. Two percent was the general company-wide increase.

▪ At his request, there was no salary increase for the Chief Executive Officer in 2015. The two co-chief operating officers each received a 1% increase in base salary. The other Named Executive Officers each received a 2% increase in base salary, which was the same as the general company-wide increase of 2%.

What decisions have been made for 2014?

▪ We included total shareholder return as one of our performance metrics by adding it as a component of our LTIP. The first opportunity for payment based upon this metric will be in 2016 based on our two-year performance for 2014 and 2015 compared to our peers. The maximum payment for reaching total shareholder return goals would be 11% of base salary. As a result of this change, the amount payable under the 2014 AIP was lowered by 11%, thus decreasing amounts available under the Company’s annual cash incentive plan and moving it towards long-term performance.

▪ For fiscal year 2014, we made it more difficult for our Named Executive Officers to receive payments under both our AIP and LTIP. Specifically for the AIP we moved the target levels for both performance measures from the 50th percentile to the 75th percentile. For the 2014 LTIP, we moved the target level of performance for the ROAA metric to the 75th percentile as well.

What decisions have been made for 2015?

▪ We have replaced the return on assets metric included in our LTIP with return on equity, also calculated over a three-year period (commencing 2015 to 2017) compared to its peers for the same period. The first payment based upon this new metric will be in 2018. The maximum payment for reaching return on equity goals will be 44% of base salary.

2015 Proxy Statement	21

II. Compensation Decision Process

What is the Compensation Committee’s Philosophy

on Named Executive Officer Compensation?

Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive, taking into account both short- and long-term incentives. Prior to our initial public offering, our compensation consisted primarily of cash compensation (i.e., salary and bonuses, and retirement benefits). In 2010, we adopted a stock-based benefit plan, which was approved by stockholders at the 2010 annual meeting of stockholders. While the use of incentive compensation programs is an important element in our overall compensation philosophy, it is understood that incentive compensation programs, if not properly structured, could expose us to compensation-related enterprise risks. Therefore, we seek to structure, implement and monitor sound incentive compensation programs that promote the safety and soundness of Territorial Savings Bank and the Company.

When setting the compensation of Messrs. Kitagawa, Hirata, and Nakatsuka, the Compensation Committee generally seeks to provide total compensation (base salary, incentive payments under our Annual Incentive Plan, accruals under our retirement plans, and all other compensation) for these executive officers at the 50th to the 75th percentiles of total compensation for our peer group. This compensation philosophy is supported by upper quartile overall financial performance over the last five years and top quartile performance for credit quality when compared to our peer group, described below. Subjective adjustments can be made based on Territorial Savings Bank’s financial performance or an officer’s experience or proven contribution to Territorial Savings Bank over time. Compensation for Messrs. Miyamoto and Lau is determined without reference to targets or peer group information. All Senior Vice Presidents have a discretionary bonus where the annual amount is recommended by the CEO to the Compensation Committee. The bonus is a percentage of salary, not to exceed 30%. The recommendation is based on the return on assets ratio for Territorial Savings Bank meeting or exceeding the target ROA (i.e., 75th percentile for the Company’s peer group) for that year.

What is the role of the Compensation Committee in

determining named executive officer compensation?

Compensation for the named executive officers was determined under programs adopted by the Compensation Committee and approved by the Board of Directors. The Compensation Committee established our executive compensation philosophy, policy, elements and strategy and reviewed executive compensation proposals for approval by the Board of Directors. Specifically, the Compensation Committee:

▪ approves salary adjustments for named executive officers;

▪ determines the named executive officers eligible to participate in the Annual Incentive Plan and the Long Term Incentive Plan;

▪ assesses corporate performance results and the Chief Executive Officer’s assessment of individual performance results to determine award payouts for our named executive officers;

▪ oversees the benefit plans and perquisites for named executive officers; and

▪ assesses and monitors the performance, design, function and potential risk components of our compensation programs for our named executive officers.

22	2015 Proxy Statement

The Compensation Committee adopts any changes to existing plans or adopts any new plans and their design as well as renews or extends any employment agreements for our Chief Executive Officer and selected Named Executive Officers and determines executive benefits, retirement plans and perquisites.

What is the role of management in determining

named executive officer compensation?

Mr. Kitagawa, our Chief Executive Officer, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. During 2014, consistent with our Compensation Committee Charter, Mr. Kitagawa did not attend Compensation Committee meetings where his compensation was discussed. Certain members of our management team participate in the Compensation Committee meetings to provide information to the committee on an as-needed basis.

In 2014 and 2015, the Chief Executive Officer:

▪ recommended base salaries and cash incentive targets for named executive officers other than the Chief Executive Officer; and

▪ proposed incentive metrics and performance levels for the incentive plans.

▪ collaborated with the Compensation Committee and its compensation consultant on recommending changes to existing plans as well as creation of a new plan.

None of the Named Executive Officers, including Mr. Kitagawa, were present when final decisions were made on these changes.

Who is the compensation consultant and what is the consultant’s role?

The Compensation Committee again retained McLagan, a division of Aon Hewitt, to provide the Compensation Committee with independent advice on executive compensation matters and to assist in making compensation recommendations to the Board of Directors. During 2014 into 2015, McLagan assisted the Compensation Committee by preparing information on competitive executive compensation levels and practices, compiling information relating to executive compensation from selected peer financial institutions (see “Peer Group Evaluation for 2014”), and advising the Committee regarding its response to the 2014 Say- on-Pay vote. McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan had discussions with management and the Chair of the Compensation Committee on the redesign of existing plans, creation of a new plan and input on corporate governance changes related to executive compensation.

The Compensation Committee also had two sessions with McLagan during the design process without any Named Executive Officer present.

In 2014, the Compensation Committee reviewed its relationship with McLagan and Aon Hewitt. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Compensation Committee does not believe McLagan and Aon Hewitt’s work has raised a conflict of interest.

2015 Proxy Statement	23

What are the elements of 2014 named executive officer compensation?

The following table outlines the major elements of 2014 total compensation for our named executive officers:

Fixed/
Compensation		Link to	Performance-	Short/Long-
Element	Purpose	Performance	Based	Term Focus
Base Salary	Attracts and retains executives through market-competitive base pay	Based on individual performance	Fixed	Short-Term
Annual Incentive Plan	Encourages achievement of financial performance metrics that create stockholder value through the use of one-year performance measures.	Based on achievement of a predefined financial measure	Performance Based	Short-Term
Long Term Incentive Plan	Encourages financial performance over a two- or three-year period to enhance stockholder value	Based on achievement of a predefined financial measure	Performance Based	Long-Term
Defined Benefit and Defined Contribution Retirement Plans	Provides market-competitive income security into retirement and creates a retention incentive through use of multi-year vesting	The SERP benefit for Hirata and Nakatsuka is linked to final average compensation	Fixed	Long-Term
▪ Pension Plan – frozen
▪ 401(k) Match
▪ ESOP
▪ Supplemental ESOP
(Kitagawa, Hirata, Nakatsuka only)
▪ SERP
(Kitagawa, Hirata, Nakatsuka only)
Benefits and Perquisites	Includes health and welfare benefits under employer- wide programs and executive perquisites	--	Fixed	Short-Term

24	2015 Proxy Statement

III. Compensation Decisions for 2014

Do we utilize a peer group for compensation comparisons?

Yes. For 2014 compensation decisions, McLagan provided the Compensation Committee with an analysis of executive total compensation compared to the compensation of the peer group of bank and thrift institutions similar to us in size and business profile.

The Compensation Committee approved the following peer group of 19 institutions. These financial institutions are generally companies with assets between $1 billion and $5 billion. Since the peer group was approved, Roma Financial Corp. was acquired and is no longer available for comparison. Rockville Financial merged with United Financial Bancorp, Inc.; the new combined bank is included in the peer group below. Sterling Bancorp acquired Provident New York Bancorp by merger.

Company Name	Ticker
Sterling Bancorp	STL
Berkshire Hills Bancorp Inc.	BHLB
Brookline Bancorp Inc.	BRKL
United Financial Bancorp	UBNK
TrustCo Bank Corp NY	TRST
Kearny Financial Corp.	KRNY
Meridian Interstate Bancorp, Inc.	EBSB
Roma Financial Corp.	ROMA
Rockville Financial Corp.	RCKB
OceanFirst Financial Corp.	OCFC
ESB Financial Corp.	ESBF
United Community Finl Corp.	UCFC
Hingham Institution for Savings	HIFS
MutualFirst Financial Inc.	MFSF
OmniAmerican Bancorp Inc.	OABC
Provident Financial Holdings, Inc.	PROV
Clifton Savings Bancorp Inc.	CSBK
Cape Bancorp Inc.	CBNJ
First Financial Northwest Inc	FFNW
Territorial Bancorp Inc.	TBNK

2015 Proxy Statement	25

What is the pay mix for named executive officers?

For 2014, the performance- based pay was split in the following manner. As described above, the current implementation of the two-year total shareholder return component of the Long-term Incentive Plan resulted 55% of total variable pay being based upon long-term performance and 45% based upon annual performance objectives. This reinforces our focus on long-term profitable results.

			Weighting of Total
			Potential Award
		Weighting	(As a Percentage
Performance Plan	Goal	Per Plan	of Base Salary)
Annual Incentive Plan			45%

	Return on Assets	60%	27%

	Non-Performing Assets/Total Assets	40%	18%

Long-Term Incentive Plan			55%

	Return on Assets	80%	44%

	Total Shareholder Return	20%	11%

What are the base salaries of each named executive officer?

The Compensation Committee considers general market movement, individual performance, and the recommendation of Mr. Kitagawa (for all executives other than himself) in making base salary adjustments. The base salary for Mr. Kitagawa is recommended by the Committee to the full Board of Directors for approval. Before providing a recommendation to the Board, the Committee considers base salaries paid to chief executive officers in the peer group in addition to the factors below. Our Senior Vice President and Treasurer and our Senior Vice President and Chief Lending Officer base salary adjustments of 2%, which were effective January 1, 2014. Our Named Executive Officers received base salary increases of 1% to 2%, effective January 1, 2015, except for Mr. Kitagawa who requested that he not be given a raise for either year.

Base salaries for each of the named executive officers are shown in the table below.

	2013 Base	2014 Base	% Change	2015 Base	% Change
Name	Salary ($)	Salary ($)	2013-2014	Salary ($)	2014-2015
Allan S. Kitagawa	851,124	851,124	0%	851,124	0%
Melvin M. Miyamoto	140,942	143,760	2%	146,636	2%
Vernon Hirata	305,847	305,847	0%	308,905	1%
Ralph Y. Nakatsuka	305,847	305,847	0%	308,905	1%
Richard K.C. Lau	165,370	168,677	2%	172,051	2%

26	2015 Proxy Statement

Base salary is the primary source of compensation for services performed during the year for all employees. Base salary ranges for named executive officers are determined based on the executive’s position and performance and, for Messrs. Kitagawa, Hirata, and Nakatsuka, compensation levels paid by our peers to executives in similar positions. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

During its review of base salaries for executives, the Compensation Committee primarily considers:

▪ market data for peer institutions, direct competitors, and publicly held businesses located in Hawaii, as the cost of living in Hawaii is significantly higher than in the continental United States;

▪ internal review of the executive’s compensation, both individual and relative to others;

▪ internal performance of the executive;

▪ qualifications and experience of the executive;

▪ our financial condition and results of operations, including the tax and accounting impact of particular forms of compensation; and

▪ the percent used for company-wide salary increases.

Special Salary Considerations

The Compensation Committee’s determination with respect to Mr. Kitagawa’s base salary, as well as the overall level of compensation, was based upon non-formula criteria, including Mr. Kitagawa’s considerable experience in the banking industry and his contribution to Territorial Savings Bank as Chairman of the Board and Chief Executive Officer over the course of more than 25 years. As a result of these considerations, Mr. Kitagawa’s base salary exceeds the 90th percentile of base salaries set forth above for the highest paid officer of the peer group companies. The Compensation Committee’s determination with respect to Mr. Hirata’s base salary reflects his considerable experience in the banking industry and his contribution to Territorial Savings Bank over the course of more than 25 years. As a result, Mr. Hirata’s base salary was near the 70th percentile of base salaries set forth above for the second highest paid officer of the peer group companies. Mr. Nakatsuka’s base salary was established at the same level as Mr. Hirata’s base salary, reflecting Mr. Nakatsuka’s position with Territorial Savings Bank as well as his considerable experience in the banking industry. This creation of the Co-Chief Operating Officer positions followed the retirement of the former President-Chief Operating Officer. Mr. Kitagawa assumed the title of President, while the Chief Operating Officer position was split between Mr. Hirata and Mr. Nakatsuka (who was hired from another bank). Thus, the compensation of the two chief operating officers are relatively equal and the Company’s succession plan contemplates the selection of one of these individuals as our next chief executive officer should Mr. Kitagawa retire. On average, salaries for the named executive officers are near the 75th percentile of the peer group.

The Compensation Committee also took into account the fact that other financial institutions in Hawaii have seen great turnover in their senior leadership positions during Messrs. Kitagawa’s and Hirata’s tenures with us. Some of that turnover was due to operational difficulties and some was due to our growth and profitability as a competitor for those institutions. Moreover, during their tenure, our senior leadership team transformed Territorial Savings Bank from a negative net worth mutually-owned organization into the stable, well-capitalized publicly traded financial institution that we are today.

2015 Proxy Statement	27

What were possible cash incentives for

2014 and how were payouts determined?

Our Chief Executive Officer and our Co-Chief Operating Officers are eligible to participate in our Annual Incentive Plan, or AIP, and our Long-Term Incentive Plan, or LTIP. By implementing pay methodologies that utilize well-defined performance metrics and measure financial and strategic performance, the Committee believes that it can properly and adequately motivate our named executive officers to achieve our business goals and enhance long-term stockholder value without creating incentives for excessive risk-taking.

Our Senior Vice Presidents are eligible to received discretionary cash bonuses.

Each of these is described in more detail below.

Annual Incentive Plan. The AIP is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to us and our stockholders. Awards under the AIP are contingent on performance as compared to peers.

The Compensation Committee determined that awards for the year ended December 31, 2014 would be limited by an amount equal to 7.5% of our net income before taxes, and could be reduced in accordance with the terms of the AIP. In response to the concern by some investors that the performance goals should be more difficult to achieve, in 2014 the Compensation Committee retroactively increased the target performance goals for the AIP to the 75th percentile as a further exercise of its negative discretion for those NEOs participating in this plan. This move correlated to the philosophy of the Committee that compensation for these individuals should range between the 50th percentile to 75th percentile for officers with a comparable standing at the Company’s peers.

2014 Goals & Results

The Compensation Committee selected the following quantitative corporate performance factors for use in the 2014 AIP. The AIP criteria were revised in late 2014 by the Compensation Committee to increase the rigor of the performance goals, in response to comments received from some of our institutional investors. Thus, the target now requires that the Company perform at the 75th percentile of its peers. Results for 2014 were calculated for the Compensation Committee based upon quarterly peer group financial information provided by McLagan. No award is paid if actual results are below the threshold.

2014 AIP Performance Ranges
		Threshold	Target	Maximum
		35th	75th	85th
		Percentile	Percentile	Percentile
Measure	Weighting	of Peers	of Peers	of Peers	2014 Results
ROAA	60%	0.69%	0.91%	0.98%	0.86%
(63rd percentile)

Non-performing	40%	1.39%	0.77%	0.63%	0.48%
assets/total assets (1)					(99th percentile)

(1)      Lower levels of non-performing assets/total assets represent better performance.

28	2015 Proxy Statement

AIP Award Opportunities & Award Results

The Committee established these AIP award opportunities for 2014, after consultation with McLagan.

Performance on these measures resulted in payments to the following Named Executive Officers in the following amounts under the AIP. The determination was made in February 2015 by the Compensation Committee after reviewing the degree to which our financial and strategic performance goals were achieved during 2014.

	2014 AIP Performance Ranges			2014 Awards Results
Named	Threshold	Target
Executive	% of	% of	Maximum	AIP	AIP
Officer	Salary	Salary	% of Salary	Award $	% of Salary
Allan S. Kitagawa	11.25%	22.5%	45.0%	$255,082	29.97%
Vernon Hirata	11.25%	22.5%	22.5%	$91,662	29.97%
Ralph Y. Nakatsuka	11.25%	22.5%	45.0%	$91,662	29.97%

Discretionary Cash Bonuses

All of our Senior Vice Presidents, including Messrs. Miyamoto and Lau are eligible to receive an annual cash bonus, the amount of which is discretionary. Messrs. Kitagawa, Hirata, and Nakatsuka do not receive any discretionary cash bonuses. For 2014, the awards were based on our achieving slightly below target return on average assets performance measure and individual performance results.

Executive Officer	Discretionary Award $	Discretionary Award % of Salary
Melvin M. Miyamoto	28,752	20%
Richard K.C. Lau	33,735	20%

Long Term Incentive Plan. The LTIP was initially approved in 2011 for performance over a three-year period of 2012 to 2014 based upon ROAA and provides payment in the form of cash (the “2012 LTIP”).

The 2014 LTIP was revised in 2014 by the Compensation Committee to add Total Shareholder Return (TSR) as a performance component.

Awards under the LTIP are contingent on performance as compared to peers.

2015 Proxy Statement	29

2012 LTIP

The Compensation Committee selected the following quantitative corporate performance factors for use in the 2012 LTIP. Results for 2012 to 2014 were calculated for the Compensation Committee based upon quarterly peer group financial information provided by McLagan. No award is paid if actual results are below the threshold.

		2012 LTIP Performance Ranges
					2012 LTIP
Measure	Weighting	Threshold	Target	Maximum	Results
3 Year ROAA	80%	0.59%	0.69%	0.79%	0.91%
(2012–2014) (1)					(131% of target)

(1) The ROAA threshold is set at 85% of target, the ROAA target is set at the 50th percentile and the ROAA maximum is set at 115% of target.

	2012 LTIP Opportunity			2012 LTIP Results (Paid in 2014)
Named	Threshold	Target
Executive	% of	% of	Maximum	LTIP	LTIP
Officer	Salary	Salary	% of Salary	Award $	% of Salary
Allan S. Kitagawa	0.0%	22.0%	44.0%	374,495	44.0%
Vernon Hirata	0.0%	22.0%	44.0%	134,573	44.0%
Ralph Y. Nakatsuka	0.0%	22.0%	44.0%	134,573	44.0%

2014 LTIP

The Committee established these LTIP award opportunities beginning in fiscal year 2014, after consultation with McLagan.

		2014 LTIP Opportunities
Measure	Weighting	Threshold	Target	Maximum
3 Year ROAA (2014 to 2016) (1)	80%	11.0%	22.0%	44.0%
2 Year TSR (2014 to 2015) (2)	20%	0.0%	5.5%	11.0%

(1) The ROAA threshold is set at the 35th percentile of peers, the ROAA target is set at the 75th percentile of peers and the ROAA maximum is set at the 85th percentile of peers.

(2) The TSR threshold is set at the 25th percentile of peers; the TSR target is set at the 50th percentile of peers and the TSR maximum is set at the 75th percentile of peers.

	2014 LTIP Opportunity
	Threshold % of	Target	Maximum
Named Executive Officer	Salary	% of Salary	% of Salary
Allan S. Kitagawa	11.0%	27.5%	55.0%
Vernon Hirata	11.0%	27.5%	55.0%
Ralph Y. Nakatsuka	11.0%	27.5%	55.0%

30	2015 Proxy Statement

IV. Equity, Benefits and other Compensation Related Policies

Why are awards under the AIP and LTIP only in cash?

Were any equity awards granted in 2014?

No equity awards have been granted to our named executive officers since 2010 when the Equity Incentive Plan was approved by stockholders. There are currently limited shares available for grant under the Equity Incentive Plan.

Prior to Territorial Savings Bank converting to a public institution in 2009, we could only award cash incentives to our executive officers. Upon completion of the mutual-to-stock conversion, and as described in the Prospectus for our related stock offering, in 2010 we presented to our shareholders, and our shareholders approved, an equity incentive plan that provided for the grants of stock options and restricted stock. As was consistent with the majority of grants made under these plans following a mutual-to-stock conversion, the grants we made in 2010 were time-based vesting grants. The last vesting will occur in 2016. For Territorial Bancorp Inc. and Territorial Savings Bank, this plan provided stock-based compensation in addition to our cash-based performance awards.

The Compensation Committee has discussed whether a new equity incentive plan is currently needed to transition our existing incentive compensation from cash to a mixture of cash, stock and stock options. However, the Compensation Committee has determined that it would be inappropriate to request shareholder approval of an equity incentive plan and for the Company to incur the additional expense related to such a plan while existing awards remain unvested and the Company incurs expense related to those awards. We expect to request shareholder approval of a new equity incentive plan when or shortly before existing awards fully vest, at which time we will be able to replace some of our cash incentives with equity incentives.

What are the terms of equity awards under the Equity Incentive Plan?

Restricted stock and stock options granted in 2010 contained the following conditions to ensure that grants are viewed as long-term incentive compensation:

▪ Six year vesting schedule (1/6th per year);

▪ 50% of each award (net of taxes) must be retained by the grantee until termination of employment; and

▪ No automatic vesting upon retirement. Rather, taking into account that some of our senior executives and directors are close to what many people might consider retirement age, and that their long tenure and expertise are very valuable, unique resources that we may wish to continue to rely upon after their retirement, the grants provide that if the individual is asked by us to continue to serve as a consultant following termination of service (including termination of service due to retirement), vesting credit will continue to be earned during the post-termination period of service. Structuring the vesting schedule in this manner has the added benefit of avoiding an immediate financial statement expense, which otherwise would have occurred if the grants had provided for accelerated vesting upon retirement.

The Compensation Committee believes that these conditions also mitigate against inappropriate risk-taking behavior by the grantee by ensuring that the grantee’s individual business decisions that are made during the course of the grantee’s service with us do not have the effect of maximizing short-term share value, which, in turn, could inappropriately increase the grantee’s short-term compensation from us.

In general, awards become fully vested upon death, disability, or change in control (as defined in the plan). Generally, even if the awards are unvested, dividends are paid on restricted stock awards and restricted stock awards are entitled to vote. Stock options are generally granted with exercise

2015 Proxy Statement	31

prices equal to the fair market value of our common stock on the date of grant and are intended, to the extent permissible under applicable law, to be incentive stock options. In general, the Board of Directors may amend or terminate the Equity Incentive Plan or any award, except that consent of the affected individual is required if the amendment adversely impairs his or her rights under an outstanding award. However, the Board may not amend the Equity Incentive Plan to allow repricing, materially increase the number of shares that may be issued under the Plan, materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the Plan, without approval of stockholders. The term of the Equity Incentive Plan is ten years.

What benefits and perquisites do named executive officers have?

We offer various fringe benefits to all of our employees, including medical, dental, vision, group life, accidental death and dismemberment and long-term disability insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. In addition, for some of our named executive officers we pay for an automobile or an automobile allowance, parking, club dues, long-term care insurance, cellular phone reimbursement, spousal travel (at national trade conventions where spouses are expected to participate in the networking activities), and up to $5,000 in personal tax and financial planning assistance (up to $6,000 for Mr. Kitagawa) annually. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

What retirement benefits do named executive officers have?

▪  401(k) Plan. We provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) plan. All employees who meet the age and service requirements may participate in the 401(k) plan on a nondiscriminatory basis. We provide a 401(k) match equal to at least 5% of a participant’s salary deferral and we may exercise our discretion to increase the amount of the match.

▪  Employee Stock Ownership Plan. In connection with our initial public stock offering, we implemented an employee stock ownership plan (“ESOP”), using the proceeds of a loan from Territorial Bancorp Inc. to purchase our common stock pursuant to applicable regulatory guidelines. The ESOP provides our employees with additional retirement savings in the form of our common stock and encourages employee ownership. See “—Executive Officer Compensation—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the ESOP.

▪  Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009, to provide certain executives with benefits that they would otherwise be entitled to under the tax-qualified employee stock ownership plan, but for limitations imposed by the Internal Revenue Code. See “Nonqualified Deferred Compensation Plans—Supplemental Employee Stock Ownership Plan” for further information about the Supplemental ESOP.

▪  Supplemental Executive Retirement Agreement. We provide supplemental executive retirement benefits for Messrs. Kitagawa, Hirata, and Nakatsuka. We provide these retirement benefits in order to remain competitive and to attract and retain these executive officers. See “Pension Benefits— Supplemental Executive Retirement Agreements” for further description of the terms of the agreements.

▪  Pension Plan. In 2008, we froze our tax-qualified defined benefit plan such that no further benefit accruals will be earned after December 31, 2008; however, participants will continue to earn vesting credit. We made this change because many of our peer banks have also frozen or terminated their defined benefit pension plans, and we have found that a 401(k) plan and ESOP are more attractive retirement vehicles in recruiting and retaining employees.

32	2015 Proxy Statement

Do named executive officers have employment agreements?

Yes. We maintain employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka, which provide severance payments in the event of involuntary or good reason termination of employment or termination following a change in control. The rationale for providing these payments is to provide security for our key executives and stability among our senior management team. For a discussion of these agreements and the payments that would be received by the named executive officers under certain scenarios with respect to those agreements, see “—Executive Officer Compensation— Employment Agreements” below.

Do we consider the deductibility of executive compensation?

Yes. Section 162(m) of the Internal Revenue Code generally provides that no deduction is allowed for compensation in excess of $1 million paid by a public company to its chief executive officer or any of its other three most highly paid executive officers (other than the chief financial officer). Compensation that qualifies as “performance-based” compensation is not subject to the deductibility limit. The Compensation Committee attempts to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with our strategies and goals. To that end, in 2012, we received stockholder approval for the Annual Incentive Plan. This allows us to continue to maximize the deductibility of our executive compensation programs for 2012 and future years. However, the Committee recognizes that paying certain compensation that is not tax-deductible may sometimes be in our best interest, and to that end we do not have a policy requiring that all compensation must be deductible.

Do we conduct an annual risk review of compensation policies and procedures?

Yes. The Compensation Committee is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk arises from our compensation policies and procedures. The Compensation Committee has reviewed our compensation policies and procedures, including those related to the payment of commissions and bonuses to any of our employees, and believes that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Territorial Bancorp Inc. and Territorial Savings Bank. The Committee has evaluated the risks of its incentive compensation arrangements in accordance with published bank regulatory guidance on safety and soundness of incentive compensation. The Committee also works with an outside compensation consultant that is independent when designing the compensation of our top three named executive officers.

Do we have stock ownership guidelines beyond those described in

“What are the terms of equity awards under the Equity Incentive Plan?”?

Yes. The Board of Directors adopted stock ownership guidelines for Named Executive Officers in 2015. The Chief Executive Officer is required to own stock of at least three times (3x) his base salary. The other Named Executive Officers are required to own stock of at least two times (2x) their base salary.

Does the Company prohibit hedging or pledging of its stock?

Yes. In addition to the requirement that insiders retain 50% of each restricted stock or stock option award (net of taxes), our Insider Trading Policy also prohibits pledging of stock (with limited exceptions that generally require board approval) and hedging of stock, which further encourages the retention of grants of restricted stock and shares acquired on the exercise of stock options.

2015 Proxy Statement	33

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our named executive officers for the years ended December 31, 2014, 2013, and 2012, as calculated under Securities and Exchange Commission rules. Cash compensation earned for the applicable year is reported in the “Salary,” “Bonus,” “Nonequity Incentive Plan Compensation” and the “All Other Compensation” columns. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column sets forth certain earnings on supplemental executive retirement benefits, as well as the change in value of pension and supplemental executive retirement benefits, which can fluctuate significantly from year to year based on changes in discount rates and other actuarial assumptions and does not necessarily reflect the benefit to be received by the executive. “Total Without Change in Pension Value” shows total compensation as determined under Securities and Exchange Commission rules minus the change in pension value.

				Non-Equity	Change in Pension Value
				Incentive Plan	and Nonqualified Deferred		Total Without
Name and				Compensation	Compensation Earnings	All Other	Change in
Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	Compensation ($)	Pension Value ($)	Total ($)
Allan S. Kitagawa	2014	851,124	--	629,576	233,711	247,560 (4)	1,733,452	1,961,971
Chairman of the Board,
President, and	2013	851,124	--	851,124	65,398	270,093	1,972,341	2,037,739
Chief Executive Officer
	2012	842,697	--	842,697	130,199	273,867	1,959,261	2,089,460
Melvin M. Miyamoto	2014	143,760	28,752	--	70,526	41,344 (5)	213,856	284,382
Senior Vice President and
Treasurer	2013	140,942	35,235	--	--	42,623	218,800	218,800
(principal financial officer)
	2012	138,178	41,453	--	46,915	41,558	221,251	268,166
Vernon Hirata	2014	305,847	--	226,235	204,420	138,798 (6)	766,668	875,300
Vice Chairman,
Co-Chief Operating Officer,	2013	305,847	--	305,847	100,572	144,617	864,234	856,883
General Counsel, and
Corporate Secretary	2012	299,850	--	299,850	185,948	146,507	857,886	932,155
Ralph Y. Nakatsuka	2014	305,847	--	226,235	157,878	128,597 (7)	816,336	818,557
Vice Chairman and
Co-Chief Operating Officer	2013	305,847	--	305,847	152,281	139,342	903,898	903,317

	2012	299,850	--	299,850	149,968	131,127	878,125	880,795
Richard K.C. Lau	2014	168,677	33,735	--	108,042	47,402 (8)	249,814	357,856
Senior Vice President and
Chief Lending Officer	2013	165,370	41,342	--	64,054	48,452	255,164	319,218

	2012	162,127	48,638	--	110,278	46,638	257,403	367,681

(1) The amounts in this column represent discretionary cash bonuses.

(2) The amounts in this column represent the dollar value of the cash bonus incentives earned under the Annual Incentive Plan and the 2012 Long-Term Incentive Plan.

(3) The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. Increases in the 2014 change in pension value compared to 2013 were due to lower discount rates and changes to the mortality tables as determined by the Society of Actuaries. For 2014, the amounts in this column for Messrs. Kitagawa, Miyamoto and Lau represent a change in value for the pension plan, the amount in this column for Mr. Hirata represents a change in value of $110,498 for the pension plan, $88,237 for the supplemental executive retirement agreement and $5,685 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 5.64%, which is 120% of the applicable federal long-term rate for December 2004 (the rate at the time the interest rate was established)); for Mr. Nakatsuka a change in value of $4,087 for the pension plan and $153,791 for the supplemental executive retirement agreement.

(4) Includes $842 for 401(k) plan matching contributions, $1,574 for long-term care premiums, $3,390 for personal use of company automobile, $1,560 for parking, $11,132 for club dues and fees, $1,666 for cell phone reimbursement, $25,759 for ESOP allocations, $141,371 for non-qualified supplemental ESOP allocations, $56,461 for cash dividends paid on unvested shares of restricted stock, $2,111 for life insurance and $1,694 for spousal travel.

(5) Includes $842 for 401(k) plan matching contributions, $794 for long-term care premiums, $7,200 for automobile allowance, $4,560 for parking, $22,114 for ESOP allocations, $1,315 for life insurance, and $4,519 for cash dividends paid on unvested shares of restricted stock.

(6) Includes $842 for 401(k) plan matching contributions, $1,265 for long-term care premiums, $3,777 for personal use of company automobile, $1,560 for parking, $9,233 for club dues and fees, $1,353 for cell phone reimbursement, $25,759 for

34	2015 Proxy Statement

ESOP allocations, $56,492 for non-qualified supplemental ESOP allocations, $37,264 for cash dividends paid on unvested shares of restricted stock and $1,253 for life insurance.

(7) Includes $842 for 401(k) plan matching contributions, $1,265 for long-term care premiums, $1,957 for personal use of company automobile, $1,560 for parking, $6,014 for club dues and fees, $807 for cell phone reimbursement, $25,759 for ESOP allocations, $56,224 for non-qualified supplemental ESOP allocations, $32,747 for cash dividends paid on unvested shares of restricted stock, $432 for life insurance and $990 for spousal travel.

(8) Includes $842 for 401(k) plan matching contributions, $1,217 for long-term care premiums, $7,200 for automobile allowance, $4,560 for parking, $2,134 for club dues and fees, $24,085 for ESOP allocations, $2,845 for life insurance, and $4,519 for cash dividends paid on unvested shares of restricted stock.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2014 certain information as to grants of plan-based awards for the named executive officers. There were no equity awards made for the year ended December 31, 2014.

Grants Of Plan-Based Awards For The Year Ended December 31, 2014
		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Allan S. Kitagawa	--	--	425,562	851,124
Melvin M. Miyamoto	--	--	--	--
Vernon Hirata	--	--	152,924	305,847
Ralph Y. Nakatsuka	--	--	152,924	305,847
Richard K.C. Lau	--	--	--	--

(1) On an annual basis, Messrs. Kitagawa, Hirata, and Nakatsuka are eligible to receive incentive cash bonuses under the Annual Incentive Plan. Mr. Miyamoto and Mr. Lau do not participate in the plan.

For the year ended December 31, 2014, cash payments under our Annual Incentive Plan were paid in February 2015 in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Compensation Discussion and Analysis—What were possible cash incentives for 2014 and how were payouts determined?”

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2014 for the named executive officers.

Outstanding Equity Awards At December 31, 2014
		Option Awards			Stock Awards

	Number	Number
	of securities	of securities
	underlying	underlying			Number of shares	Market value
	unexercised	unexercised			or units of stock	of shares or units
	options	options	Option	Option	that have not	of stock that have
Name	exercisable	unexercisable	exercise price ($)	expiration date	vested (#)(1)	not vested ($)(2)
Allan S. Kitagawa	137,316	68,663	17.36	08/19/2021	61,372	1,322,567
Melvin M. Miyamoto	13,016	6,508	17.36	08/19/2021	4,913	105,875
Vernon Hirata	102,620	51,310	17.36	08/19/2021	40,504	872,861
Ralph Y. Nakatsuka	97,620	48,810	17.36	08/19/2021	35,595	767,072
Richard K.C. Lau	13,016	6,508	17.36	08/19/2021	4,913	105,875

(1)	Options and shares of restricted stock vest one-sixth per year beginning August 19, 2011.

(2)	Based on the closing price of our stock on December 31, 2014 of $21.55 per share.

2015 Proxy Statement	35

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2014 for the named executive officers.

Option Exercises And Stock Vested For The Year Ended December 31, 2014
	Option Awards		Stock awards
	Number		Number
	of shares		of shares	Value realized
	acquired on	Value realized	acquired on	on vesting ($)
Name	exercise (#)	on exercise ($)	vesting (#)	(1)
Allan S. Kitagawa	--	--	30,684	629,943
Melvin M. Miyamoto	--	--	2,454	50,381
Vernon Hirata	--	--	20,252	415,774
Ralph Y. Nakatsuka	--	--	17,797	365,372
Richard K.C. Lau	--	--	2,454	50,381

(1)	Based on the $20.53 per share trading price of our common stock on August 19, 2014.

Equity awards set forth in the tables above were granted pursuant to the Territorial Bancorp Inc. 2010 Equity Incentive Plan on August 19, 2010. All of the awards vest at a rate of one-sixth per year beginning August 19, 2011. Awards become fully vested upon death, disability, or change in control (as defined in the plan), but do not automatically vest upon retirement. Awards may continue to vest if the named executive officer continues to provide post-retirement consulting services, at our request. We may request such services when the named executive officer retires, because, among other reasons, we may believe that the individual’s tenure with us and expertise may be a valuable and unique resource that we may wish to continue to rely upon after the named executive officer’s retirement in order to maintain our stability, growth, and success. Structuring the vesting schedule in this manner avoids an immediate financial statement expense, which we otherwise may have incurred if certain grants had provided for accelerated vesting upon retirement, due to the fact that some of our named executive officers are close to what many people might consider normal retirement age. In addition, for all of the 2010 grants, 50% of each award (net of taxes) must be retained by the grantee until termination of employment. The long vesting period, no automatic vesting upon retirement, and the mandatory holding requirement for 50% of each award, are all intended to ensure that the grants are viewed as long- term incentive compensation. Stock option grants are intended to be incentive stock options to the extent permissible under applicable law. Stock options are generally exercisable for three months after termination of employment and for one year following death or disability. Restricted stock granted pursuant to a restricted stock award is entitled to vote and to receive dividends, even while the award is unvested. The rate of dividends paid on shares of restricted stock is not preferential. For a discussion of this Plan, see “Compensation Discussion and Analysis—What are the terms of equity awards under the Equity Incentive Plan?”

Employment Agreements. Territorial Savings Bank has entered into separate employment agreements with Messrs. Kitagawa, Hirata, and Nakatsuka (referred to below as the “executives” or “executive”). Territorial Bancorp Inc. has entered into separate employment agreements with each executive, which have essentially identical provisions as the Territorial Savings Bank agreements, except that the employment agreements will provide that Territorial Bancorp Inc. will make any payments not made by Territorial Savings Bank under its agreements with the executives and that the executives will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.

36	2015 Proxy Statement

The employment agreements each provide for three-year terms, subject to annual renewal by the Board of Directors for an additional year beyond the then-current expiration date. The current base salaries under the employment agreements are $851,124 for Mr. Kitagawa, $308,905 for Mr. Hirata, and $308,905 for Mr. Nakatsuka. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute constructive termination, the executive will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If the executive terminates employment for any reason other than for cause within 12 months following a change in control, the executive will receive the greater of (a) the amount he would have received if we terminated the executive for a reason other than for cause or if the executive voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year noncompetition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under his agreement. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding, or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Separation Pay Plan. The Territorial Savings Bank Separation Pay Plan provides severance benefits to eligible employees whose employment is involuntarily terminated within 24 months after a change in control of Territorial Bancorp Inc. All regular employees who do not receive severance pay under an employment or change in control agreement are participants in this plan. Terminated employees will receive a severance payment of one month of base compensation for each year of service, up to a maximum of 24 months of base compensation, and employees who are at the level of Senior Vice President or above will receive a minimum severance payment of 12 months of base compensation. In addition, terminated employees who are at the level of Senior Vice President and above will also be eligible to continue to participate in our health insurance plan for up to one year, with the employee responsible for their share of the employee premium.

2015 Proxy Statement	37

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our pension plan, along with the number of years of credited service, and for Messrs. Kitagawa, Hirata, and Nakatsuka, the value of their benefits in each of their supplemental executive retirement agreements.

Pension Benefits at and for the Year Ended December 31, 2014
			Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit (1)($)	Fiscal Year ($)
Allan S. Kitagawa	Pension Plan	23	1,304,081	--

	Supplemental Executive	N/A	6,349,107	--
	Retirement Agreement
Melvin M. Miyamoto	Pension Plan	25	399,582	--
Vernon Hirata	Pension Plan	23	657,541	--

	Supplemental Executive	N/A	1,132,902	--
	Retirement Agreement
Ralph Y. Nakatsuka	Pension Plan	1	21,165	--

	Supplemental Executive	N/A	959,419	--
	Retirement Agreement
Richard K.C. Lau	Pension Plan	27	1,014,803	68,523

(1) Present value of accumulated benefits under the pension plan and the supplemental executive retirement agreement as of December 31, 2014, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, assuming that the executive’s normal retirement age is his retirement date. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the footnotes to the consolidated financial statements.

Pension Plan. Territorial Savings Bank sponsors the Territorial Savings Bank Employee Retirement Plan, a defined benefit pension plan that covers substantially all of our employees. Employees become eligible for participation in the pension plan on the first day of the calendar month on or after completing one year of service and attaining age 21. Effective December 31, 2008, the pension plan was frozen, such that no further benefit accruals will be earned after that date; however, participants will continue to earn vesting credit.

Participants in the pension plan become fully vested in their retirement benefits upon completion of five years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account the amount credited under the pension plan for service before January 1, 1984, and the amount credited under the pension plan for service from 1984 to 1998 and the amount credited from 1998 to 2008, as well as salary and certain other compensation. The plan does not grant additional years of service for any purpose.

38	2015 Proxy Statement

The pension plan permits early retirement at age 55. Participants who retire after age 65 will be entitled to the full amount of their benefit, generally calculated through their late retirement date. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2014, Messrs. Hirata, Nakatsuka, and Miyamoto were each eligible for early retirement, and Messrs. Kitagawa and Lau were each eligible for normal retirement.

The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 50% joint and survivor annuity. Other optional forms of benefit are available, such as an early retirement benefit, and all optional forms of benefit are the actuarial equivalent of the normal form (e.g., a participant does not receive more or less by selecting an optional form of benefit). In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing. In the event of death any time after a participant is vested or eligible for a pension benefit, provided the participant has been married for at least one year and provided that benefits have not commenced at the time of death, the participant’s spouse may either receive the full benefit when the participant would have reached age 65 or receive a reduced benefit anytime after the deceased participant would have attained age 55.

For the 2014 plan year, we made a contribution of $1.0 million to the pension plan.

Supplemental Executive Retirement Agreements. We provide supplemental executive retirement benefits to each of Messrs. Kitagawa, Hirata, and Nakatsuka. Under Mr. Kitagawa’s agreement, he is entitled to receive an amount equal to the present value of $600,000 per year for 15 years payable in a lump sum on the first day of the month upon retirement after attaining age 66. Under the agreements with Messrs. Hirata and Nakatsuka, each executive will receive an annual benefit upon retirement after age 66 equal to 65% of the average of his compensation for the three years immediately preceding his termination of employment reduced by the sum of the benefits payable under the pension plan and Social Security benefits. Mr. Hirata’s benefits will be paid in monthly installments for 15 years and Mr. Nakatsuka will receive a lump sum equal to the present value of installments over 15 years.

Each executive may also retire early, before attaining age 66, and receive a reduced benefit. Mr. Kitagawa will receive the amount accrued for accounting purposes as of the end of the calendar year before his termination of employment, payable in a lump sum. Messrs. Hirata’s and Nakatsuka’s benefits are reduced by a fraction, the numerator of which is completed years of service and the denominator of which is the executive’s potential years of service if he had remained employed until age 66, with such benefits paid by lump sum for Mr. Nakatsuka and in installments for Mr. Hirata over 15 years.

For Mr. Kitagawa, if his employment is terminated within three years following a change in control, he will receive his normal retirement benefit. Messrs. Hirata and Nakatsuka will each receive 65% of their final average compensation projected to age 66, without any reduction for amounts payable under the pension plan or Social Security. All amounts are paid as a lump sum, except Mr. Hirata will receive installments for 15 years. The agreements contain change of control “tax gross up” provisions such that if a payment to any of the three executives exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, and thereby imposes an excise tax on the officer, Territorial Savings Bank, or its successor, will pay such executive additional amounts to compensate for the excise tax.

In the event of disability or death, Messrs. Hirata and Nakatsuka will receive the same benefit as if they had terminated employment following a change in control. Upon death, Mr. Kitagawa’s designee will receive a lump-sum payment equal to the present value of his projected normal retirement benefit and upon disability Mr. Kitagawa will receive a lump sum equal to the amount accrued for accounting purposes under the plan.

2015 Proxy Statement	39

No benefits are payable in the event of a termination for cause.

Non-Qualified Deferred Compensation Plans

The following table provides information with respect to each non-qualified deferred compensation plan in which the named executive officers participated in 2013.

Non-Qualified Deferred Compensation at and for the Year Ended December 31, 2014
		Executive	Registrant
		Contributions	Contributions	Aggregate	Aggregate	Aggregate
		in Last Fiscal	in Last Fiscal	Earnings in Last	Withdrawals/	Balance at Last
Name	Plan Name	Year ($)	Year ($)	Fiscal Year ($)(1)	Distributions ($)	Fiscal Year End ($)(2)
Vernon Hirata	Executive Deferred	--	--	29,260	--	447,258
Incentive Agreement

(1) The amount in this column includes above-market earnings for the executive deferred incentive agreement in the amount of $5,685, which have been reported as compensation for the year ended December 31, 2014 in the Summary Compensation Table. The account balance accrues interest at the rate of 7% per year. We ceased making contributions to the agreements for calendar years beginning after 2006 (other than the interest crediting).

(2) Amounts attributed to above-market earnings have been reported as compensation for the years ended December 31, 2014, 2013, and 2012 in the Summary Compensation Table.

Executive Deferred Incentive Agreement. We provide executive deferred incentive benefits to Mr. Hirata, whose agreement was frozen effective August 29, 2007. Before the agreement was frozen, it provided for the grant of annual cash awards equal to a specified percentage of base salary, based on the attainment of established criteria. Payment of all awards is deferred until the earlier of:

▪	normal retirement age,

▪	early termination,

▪	separation from service within three years following a change in control,

▪	termination due to disability, or

▪	death, in which case the benefit will be paid in a lump sum.

Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009, to provide certain executives with benefits that they otherwise would be entitled to under the tax-qualified Employee Stock Ownership Plan (“ESOP”), but for limitations imposed by the Internal Revenue Code. During 2014, three employees participated in the Supplemental ESOP. The Compensation Committee of the Board of Directors of Territorial Savings Bank administers the Supplemental ESOP. Each year, participants in the Supplemental ESOP are credited with a dollar amount equal to the difference between the value of the shares of our common stock that would have been allocated to the participant under the tax-qualified ESOP, but for the limitations imposed by the Internal Revenue Code, and the actual value of shares of our common stock allocated to the participant under the ESOP for the relevant plan year. Participants in the Supplemental ESOP may direct the investment of their Supplemental ESOP accounts among a select group of broadly diversified mutual funds selected by the Compensation Committee. Benefits are generally payable in a cash lump sum within 90 days of the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Territorial

40	2015 Proxy Statement

Savings Bank or Territorial Bancorp Inc., but, in order to comply with Section 409A of the Internal Revenue Code, payments will be delayed for six months for any “specified employee” (as defined in Section 409A of the Internal Revenue Code).

Potential Payments on Termination or Change in Control

Assuming that each of our named executive officers terminated employment as of December 31, 2014, they would have been entitled to certain payments and benefits, as set forth in the following tables. Information with respect to Messrs. Kitagawa, Hirata and Nakatsuka is based upon their employment agreements. No other named executive officer was a party to an employment agreement as of December 31, 2014. There are no payments or benefits payable solely on account of a change in control.

Allan S. Kitagawa
			Involuntary Termination	Change in
	Voluntary	Involuntary	Without Cause or	Control With	Termination	Termination
Payments	Termination	Termination	Termination by the	Termination of	Upon Death	Upon
and Benefits	or Retirement	for Cause	Executive for Good Reason	Employment	(3)	Disability (4)

Severance Pay (1)	$ --	$ --	$3,461,232	$6,992,127	141,854	$ --
Medical, Dental, Life Insurance Continuation (2)	$ --	$ --	$18,353	$18,353	$ --	$ --
Life Insurance Benefits	$ --	$ --	$ --		$188,500	$ --
Accelerated Vesting of Options (5)	$ --	$ --	$ --	$287,684	$287,684	$287,684
Accelerated Vesting of Restricted Stock (6)	$ --	$ --	$ --	$1,322,567	$1,322,567	$1,322,567
Total	$ --	$ --	$3,479,585	$8,620,731	$1,940,605	$1,610,251

Melvin M. Miyamoto
			Involuntary Termination	Change in
	Voluntary	Involuntary	Without Cause or	Control With	Termination	Termination
Payments	Termination	Termination	Termination by the	Termination of	Upon Death	Upon
and Benefits	or Retirement	for Cause	Executive for Good Reason	Employment	(3)	Disability (4)
Severance Pay (1)	$ --	$ --	$ --	$287,520	$ --	$ --
Medical, Dental, Life Insurance Continuation (2)	$ --	$ --	$ --	$4,392	$ --	$ --
Life Insurance Benefits	$ --	$ --	$ --	$ --	$216,000	$ --
Accelerated Vesting of Options (5)	$ --	$ --	$ --	$27,269	$27,269	$27,269
Accelerated Vesting of Restricted Stock (6)	$ --	$ --	$ --	$105,875	$105,875	$105,875
Total	$ --	$ --	$ --	$425,056	$349,144	$133,144

2015 Proxy Statement	41

Vernon Hirata
			Involuntary Termination	Change in
	Voluntary	Involuntary	Without Cause or	Control With	Termination	Termination
Payments	Termination	Termination	Termination by the	Termination of	Upon Death	Upon
and Benefits	or Retirement	for Cause	Executive for Good Reason	Employment	(3)	Disability (4)
Severance Pay (1)	$ --	$ --	$1,530,263	$2,473,615	$50,975	$967,021
Medical, Dental, Life Insurance Continuation (2)	$ --	$ --	$18,754	$18,754	$ --	$17,018
Life Insurance Benefits	$ --	$ --	$ --	$ --	$290,000	$ --
Accelerated Vesting of Options (5)	$ --	$ --	$ --	$214,989	$214,989	$214,989
Accelerated Vesting of Restricted Stock (6)	$ --	$ --	$ --	$872,861	$872,861	$872,861
Total	$ --	$ --	$1,549,017	$3,580,219	$1,428,825	$2,071,889

Ralph Y. Nakatsuka
	Voluntary	Involuntary	Involuntary Termination Without Cause or	Change in Control With	Termination	Termination
Payments	Termination	Termination	Termination by the	Termination of	Upon Death	Upon
and Benefits	or Retirement	for Cause	Executive for Good Reason	Employment	(3)	Disability (4)
Severance Pay (1)	$ --	$ --	$1,444,586	$2,321,152	$50,975	$2,079,095
Medical, Dental, Life Insurance Continuation (2)	$ --	$ --	$18,657	$18,657	$ --	$36,399
Life Insurance Benefits	$ --	$ --	$ --	$ --	$290,000	$ --
Accelerated Vesting of Options (5)	$ --	$ --	$ --	$204,514	$204,514	$204,514
Accelerated Vesting of Restricted Stock (6)	$ --	$ --	$ --	$767,072	$767,072	$767,072
Total	$ --	$ --	$1,463,243	$3,311,395	$1,312,561	$3,087,080

Richard K.C. Lau
			Involuntary Termination	Change in
	Voluntary	Involuntary	Without Cause or	Control With	Termination	Termination
Payments	Termination	Termination	Termination by the	Termination of	Upon Death	Upon
and Benefits	or Retirement	for Cause	Executive for Good Reason	Employment	(3)	Disability (4)
Severance Pay (1)	$ --	$ --	$ --	$337,354	$ --	$ --
Medical, Dental, Life Insurance Continuation (2)	$ --	$ --	$ --	$5,869	$ --	$ --
Life Insurance Benefits	$ --	$ --	$ --	$ --	$165,100	$ --
Accelerated Vesting of Options (5)	$ --	$ --	$ --	$27,269	$27,269	$27,269
Accelerated Vesting of Restricted Stock (6)	$ --	$ --	$ --	$105,875	$105,875	$105,875
Total	$ --	$ --	$ --	$476,367	$298,244	$133,144

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(1)  These severance payments are payable if the executive’s employment is terminated either (i) by Territorial Savings Bank or Territorial Bancorp Inc. for any reason other than cause, death, or disability or (ii) by the executive if Territorial Savings Bank or Territorial Bancorp Inc. takes certain adverse actions (a “good reason” termination). The Involuntary Termination Without Cause or Termination by the Executive for Good Reason column represents a lump sum payment equal to the base salary and bonus and retirement benefits the executive would have received for the remaining term of his employment agreement, which, as of December 31, 2014, was 25 months for each of Messrs. Kitagawa, Hirata, and Nakatsuka. The Change in Control With Termination of Employment column represents the greater of (a) the amount shown in the Involuntary Termination Without Cause or Termination by the Executive for Good Reason column, or (b) a lump-sum payment equal to three times the executive’s prior five-year average of taxable compensation less one dollar. The amounts are not discounted to present value. Messrs. Kitagawa, Hirata, and Nakatsuka would also be entitled to a gross-up payment of approximately $0, $379,488, and $939,659, respectively, in the event of a change in control and termination of employment. The amounts shown in the above tables are based on the terms of the amended Territorial Savings Bank employment agreements, which were adopted on October 29, 2008, and the Territorial Bancorp Inc. employment agreements adopted on November 13, 2009. Messrs. Miyamoto and Lau do not have employment agreements that provide severance benefits. However, under our Separation Pay Plan, Messrs. Miyamoto and Lau would have been entitled to 24 months of severance pay and 12 months of subsidized continued health insurance coverage if their employment terminated as of December 31, 2014, and if a change in control had occurred.

(2)  Represents the estimated cost of continuing medical, dental, and life insurance premiums for three years for Messrs. Kitagawa, Hirata and Nakatsuka, and the estimated cost of continuing medical and dental insurance premiums for one year for Messrs. Miyamoto and Lau. The estimated costs do not assume an increase in current premiums and the amounts have not been discounted to present value.

(3)  If the executive’s employment is terminated due to death, the executive’s beneficiaries or estate will receive an amount equal to 60 days of the executive’s current base salary.

(4)  Mr. Kitagawa would not receive disability severance payments under his employment agreement because he already attained age 65. The Termination Upon Disability column represents the total amount of disability benefits payable and the amount has not been discounted to present value. In addition, under each of Messrs. Hirata’s and Nakatsuka’s employment agreements, coverage under our life insurance, nontaxable medical, health and dental plans would continue in the same manner in which the executive received coverage on the last day of his employment, under the same cost-sharing arrangement as was in effect on that date, until the earlier of the executive’s return to full-time employment with us, employment by another employer, death, or attainment of normal retirement age. The number shown above reflects continued coverage through age 65 for each of Messrs. Hirata and Nakatsuka. Messrs. Miyamoto and Lau do not have employment agreements that provide any disability benefits.

(5)  The value of the unvested stock options is equal to the product of (a) the difference between our stock price on December 31, 2014 ($21.55 per share) and the exercise price of the stock options and (b) the number of unvested stock options held by the executive.

(6)  The value of the unvested restricted stock is equal to our stock price on December 31, 2014 ($21.55 per share), multiplied by the number of unvested shares held by the executive.

The above table does not include the value of the benefits to be paid under supplemental employee retirement agreements in the event an executive terminates employment due to early retirement, disability, change in control, or death, which had an estimated present value of $0 for early retirement and $6,349,107 for disability, change in control and death for Mr. Kitagawa, and $899,322, $2,021,298, $2,021,298, and $3,109,689, respectively, for Mr. Hirata and $861,474, $1,997,919, $1,997,919, and $3,073,721, respectively, for Mr. Nakatsuka as of December 31, 2014. In addition, Mr. Kitagawa became eligible for normal retirement in May 2011 under his supplemental employee retirement agreement, under which he would have been entitled to $6,349,107 as of December 31, 2014. Neither Mr. Hirata nor Mr. Nakatsuka would have been entitled to a normal retirement benefit under the supplemental executive retirement agreements as of December 31, 2014. Messrs. Kitagawa’s and Nakatsuka’s benefits are payable by lump sum and Mr. Hirata’s benefits are payable over 15 years. The present value amounts shown for Mr. Hirata represent the present value of the 15 years of payments to be made to him. In addition, the above table does not include $447,258 to be paid to Mr. Hirata under his Executive Deferred Incentive Agreement in the event he terminates employment due to normal or early retirement, disability, change in control, or death.

2015 Proxy Statement	43

Tax-Qualified Benefit Plans

Territorial Savings Bank 401(k) Plan. We sponsor the Territorial Savings Bank 401(k) Plan, a tax-qualified defined contribution plan, for all employees who have satisfied the plan’s eligibility requirements. Employees may begin deferring their compensation and are eligible to receive matching contributions and profit -sharing contributions as of the first day of the month following the completion of 12 months of employment during which they worked at least 1,000 hours. All contributions are 100% vested.

Employee Stock Ownership Plan. Effective January 1, 2009, Territorial Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 generally begin participation in the ESOP on the later of the effective date of the ESOP on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The ESOP trustee purchased, on behalf of the ESOP, 978,650 shares of our common stock issued in the offering. The ESOP funded its stock purchase with a loan from us equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Territorial Savings Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, which adjusts annually.

The trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested upon the completion of three years of service. Participants who were employed by Territorial Savings Bank immediately prior to the offering received credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will become fully vested automatically upon normal retirement, death, or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Territorial Savings Bank records compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants results in a corresponding reduction in our earnings.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy report.

Compensation Committee of the

Board of Directors of Territorial Bancorp Inc.

Kirk W. Caldwell (Chairman)

Howard Y. Ikeda

Richard I. Murakami

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Caldwell, who serves as Chairman; Ikeda; and Richard Murakami. None of these individuals was an officer or employee of Territorial Bancorp Inc. during the year ended December 31, 2014, or is a former officer of Territorial Bancorp Inc. For the year ended December 31, 2014, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2014, (i) no executive officer of Territorial Bancorp Inc. served as a member of the

Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; (ii) no executive officer of Territorial Bancorp Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; and (iii) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Territorial Bancorp Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director, or 10% beneficial owner fails to file these reports on a timely basis.

Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, each of our executive officers filed a late Form 4 to report the withholding of shares by the Company for tax purposes. We believe that each of our executive officers and directors otherwise complied with applicable reporting requirements for transactions in Territorial Bancorp Inc. common stock during the year ended December 31, 2014.

2015 Proxy Statement	45

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Territorial Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2014, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Territorial Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2014, and were made in compliance with federal banking regulations.

The brother of Director Francis Tanaka is a non-executive employee of Territorial Savings Bank. For the year ended December 31, 2014, Mr. Tanaka’s brother was paid $237,338 in total compensation by Territorial Savings Bank.

Pursuant to Territorial Bancorp Inc.’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than once a year, a summary of transactions in excess of $50,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with us.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee, which is comprised solely of nonemployee directors, all of whom the Board has determined are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc., may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating and Corporate Governance Committee and the Board of Directors take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and diversity of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors, and (4) all other factors it considers appropriate, including the extent to which the candidate helps the Board of Directors reflect the gender and diversity of our shareholders, employees, customers and communities.

46	2015 Proxy Statement

Procedures to be
Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801:

(1) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

(2) the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

(3) the name, address, and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

(4) a statement of the candidate’s business and educational experience;

(5) such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

(6) a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company;

(7) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

(8) a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

To be timely, the submission of a candidate for director by a stockholder must be received by the Corporate Secretary at least 180 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Process for Identifying
and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows.

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Territorial Savings Bank. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

2015 Proxy Statement	47

Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include the following.

▪ A person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule, or regulation governing banking, securities, commodities, or insurance, or any final cease and desist order issued by a banking, securities, commodities, or insurance regulatory agency.

▪ No person may serve on the Board of Directors and at the same time be a director or officer of another cooperative bank, credit union, savings bank, savings and loan association, trust company, bank holding company, or banking association (in each case whether chartered by a state, the federal government, or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

A candidate also must meet any qualification requirements set forth in any Board or Committee governing documents.

Selection Considerations

If the candidate is deemed eligible for election to the Board of Directors, the Committee will consider the following criteria in selecting nominees, as described in more detail in the Committee’s Criteria for Director Nominees (which is available on our Web site):

▪	contribution to board;

▪	experience;

▪  familiarity with and participation in local community;

▪	integrity;

▪	stockholder interests and dedication; and

▪	independence.

The Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise.

The Committee may weight the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time. The Committee will maintain at least one director who meets the definition of “audit committee financial expert” under Securities and Exchange Commission regulations.

With respect to nominating an existing director for reelection to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills, and contributions that the existing director brings to the board; and independence.

48	2015 Proxy Statement

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 26, 2015. If next year’s annual meeting is held on a date more than 30 calendar days from May 28, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. The 2016 annual meeting of stockholders is expected to be held May 26, 2016. For the 2016 annual meeting of stockholders, the notice would have to be received between February 26, 2016, and March 7, 2016. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/ or individual directors. All communications from stockholders should be addressed to: Board of Directors, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801. Communications to individual directors should be sent to such director at the Company’s address. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

▪  forward the communication to the director or directors to whom it is addressed;

▪   attempt to handle the inquiry directly (for example, where it is a request for information about the Company or a stock-related matter); or

▪  not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.

At each Board meeting, the Corporate Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

2015 Proxy Statement	49

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers, and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained D.F. King & Co. to assist the Company in soliciting proxies, and has agreed to pay D.F. King & Co. a fee of $8,000 plus reasonable expenses for these services.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating, and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, the Notice of the Annual Meeting of Stockholders, and the 2014 Annual Report to Stockholders are each available on the Internet at www.edocumentview.com/tbnk.

BY ORDER OF THE BOARD OF DIRECTORS

Vernon Hirata

Corporate Secretary

Honolulu, Hawaii

April 17, 2015

50	2015 Proxy Statement

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1132 Bishop Street, Suite 2200

 Honolulu, Hawaii 96813

Territorial Bancorp Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on May 28, 2015.

Vote by Internet

- Go to **www.investorvote.com/TBNK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as directors of all nominees listed:

	For	Withhold		For	Withhold
01 - Allan S. Kitagawa	☐	☐	02 - Richard I. Murakami	☐	☐

	For	Against	Abstain
2. The ratification of the appointment of Moss Adams LLP as independent registered public accounting firm of Territorial Bancorp Inc. for the year ending December 31, 2015.	☐	☐	☐
3. An advisory (nonbinding) resolution to approve the Company's executive compensation as described in the proxy statement.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

022DPC

Important Notice Regarding the Availability of Proxy Materials

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Territorial Bancorp Inc.

REVOCABLE PROXY — TERRITORIAL BANCORP INC.

ANNUAL MEETING OF STOCKHOLDERS — May 28, 2015, 8:30 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Territorial Bancorp Inc. (the "Company"), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 28, 2015 at 8:30 a.m., local time, at 1132 Bishop Street, Suite 611, Honolulu, Hawaii, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the listed proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.